Exhibit 10.30
Executive Officer Severance Pay Policy (US Executives Only)
(Effective April 29, 2014)
The company recognizes that it is usually difficult for executive officers whose employment is terminated involuntarily to obtain a position comparable to the one he or she has with the company. In view of this, any executive officer who is terminated involuntarily, except if terminated for disciplinary reasons, will be entitled to receive severance pay equal to one year’s base salary, employer benefit premium payments/reimbursement for one year and outplacement assistance provided that (1) the executive releases all claims that he or she may have against the company, (2) enters into a one year non-compete agreement (where enforceable), (3) agrees not to solicit employees for a period of one year, (4) and agrees not to disparage the company.
The company, at its sole discretion, may elect to make the severance payment in equal payments over a 12 months period or in a lump sum.

Temporary Plan Modification (Effective February 20, 2019)
Due to the current CEO transition, the following temporary Executive Severance Plan enhancement has been established for select or named executives:
In the event a selected or named executive is terminated not for cause within twelve (12) months of the new CEO start date, the executive will be provided eighteen (18) months of base salary and employer benefit premium payments/reimbursement, and outplacement assistance provided that (1) the executive releases all claims that he or she may have against the company, (2) enters into a one year non-compete agreement (where enforceable), (3) agrees not to solicit employees for a period of one year, (4) and agrees not to disparage the company.
The company, at its sole discretion, may elect to make the severance payment in equal payments over an 18 month period or in a lump sum.